EXHIBIT 99.1

IMMEDIATE RELEASE NEWS
November 20, 2009	Nasdaq-EVOL

Evolving Systems Retires High Interest Subordinated Debt Obligations

ENGLEWOOD, Colorado – Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today announced it has paid approximately $3.2 million to fully retire its subordinated debt obligations.

The Company used cash on hand and cash from its revolving credit facilities to retire its subordinated notes well ahead of the May 16, 2011 due date.  The Company had previously made $4.0 million in accelerated payments on its subordinated debt during 2009 and 2008.

“We have been focused on the early retirement of our higher interest debt as a means of strengthening our balance sheet, enhancing our bottom line and redirecting interest savings to support our growth initiatives,” said Thad Dupper, CEO.  “Based on our strong financial performance and expectations for continued positive business trends, we determined that now was the appropriate time to make this move.”

Brian Ervine, CFO, added, “We are pleased to have retired the subordinated debt obligations well ahead of schedule and without dilution to our shareholders.  With the subordinated debt behind us, we will close 2009 with only a minimal balance on our senior term loan that matures on February 10, 2010, and will continue to have access to our revolving credit facility through February 2011.”

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s financial performance, potential positive business trends, plans to retire its senior term loan, potential for interest savings and enhancing its bottom line, and funding growth initiatives are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com